Exhibit 99.1

BG Medicine Withdraws 510(k) Premarket Notification for Proposed Additional Indication for the BGM Galectin-3® Test

Waltham, MA, December 23, 2015 – BG Medicine, Inc. (OTC QB:BGMD) today announced that it has submitted to the FDA a notice of withdrawal of its 510(k) premarket notification filing with the US Food and Drug Administration (“FDA”) that was submitted in order to obtain regulatory clearance to market its BGM Galectin-3® Test for a potential new indication for use as an aid in the assessment of the near-term risk of fatal cardiovascular events in older adults who have no prior history of cardiovascular disease, cerebrovascular disease or vascular disease.

As previously disclosed, on March 31, 2015, BG Medicine filed for 510(k) premarket notification with the FDA in order to obtain regulatory clearance for this new indication for the manual micro-titer formatted (manual version) BGM Galectin-3 Test. In August 2015, we received a request for additional information from the FDA, including information regarding the intended use of our test for this new indication, our clinical validation study and additional statistical analyses. We submitted our response to the FDA in November 2015. On December 17, 2015, we conducted a follow up discussion with the FDA regarding our November 2015 response. On December 18, 2015, following that additional dialogue with the FDA, we concluded that demonstrating the clinical utility of our test for this proposed new indication would require a broadening of the defined indication to include aiding in the assessment of the near-term risk of both fatal and non-fatal cardiovascular events in our study population and, as a result, a new 510(k) submission. Accordingly, we submitted to the FDA a notice of withdrawal of the 510(k) notification that we submitted on March 31, 2015. We plan to evaluate what additional data, studies and analyses would be required to support a new submission and a broader indication for use.

“We believe that the decision to withdraw this submission and to evaluate the possibility of pursuing the assessment of near-term risk for both fatal and non-fatal cardiovascular events among older adults, a more clinically useful indication for use, provides the best opportunity to create value from the work that we have completed to date,” said Paul R. Sohmer, M.D., President and Chief Executive Officer of BG Medicine, Inc. “That being said, our primary focus near term remains the U.S. market introduction of automated testing for galectin-3.”

The BGM Galectin-3 Test, a manual micro-titer based assay for galectin-3, was cleared by the FDA in November 2010 and is currently in use in both the U.S. and abroad as an aid for evaluating the risk of adverse events, including unplanned hospitalizations, and cardiovascular and other fatal events, in patients with chronic heart failure. Automated testing for galectin-3 in patients with chronic heart failure was cleared by the FDA in December 2014 and introduced in the U.S. in mid-2015. BG Medicine’s primary focus has been to support the market introduction of automated testing for galectin-3 in patients with chronic heart failure since the first automated test for galectin-3 was introduced in the U.S. in mid-2015.

“We continue to believe that the clinical and commercial value of testing for galectin-3 may extend beyond its current indication for use,” said Dr. Sohmer. “As a result, subject to obtaining significant additional financing to support the clinical studies required for clearance, or approval, by regulatory bodies, such as the FDA, we expect to continue to pursue new indications for use and clinical claims that may expand the clinical utility and market opportunity for galectin-3 testing.”

About BG Medicine

BG Medicine, Inc. (OTCQB:BGMD), the developer of the BGM Galectin-3® Test, is focused on the development and delivery of diagnostic solutions to aid in the clinical management of heart failure and related disorders. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the Company’s belief that the decision to withdraw the submission to preserve potential future value-creation opportunities; our belief that additional clinical and commercial value for galectin-3 may extend beyond its current indication for use; and our expectations of pursuing new indications for galectin-3 testing, subject to receipt of significant additional financing. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. These risks and uncertainties include, among other things, the factors discussed under the heading “Risk Factors” contained in BG Medicine’s annual report and quarterly reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and BG Medicine disclaims any obligation to update the information contained in this press release as new information becomes available.

Stephen Hall, EVP & Chief Financial Officer

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